Exhibit 10.5

                             ACME UNITED CORPORATION

                            Salary Continuation Plan

This Salary Continuation Plan shall apply to each Officer of the Company at the level of Corporate Vice President or above, under the age of 65.

This Plan shall apply to such Officers only in the event of the disposition of the Company. A disposition of the Company for purposes of this Plan shall include: 1) a sale of substantially all the assets of the Company or a successor or of a Division with more than 50% of the sales of the Company in the preceding full year of operations, such that shareholder approval is required pursuant to state law or corporate charter, 2) the acquisition by any person or group of persons, acting in concert, of legal or beneficial ownership of fifty percent (50%) or more of the voting stock of the Company, or its successor.

Benefits under this Plan shall be paid to any Officer in the event that he or she resigns or is discharged within one (1) year of the disposition of the Company. An Officer may resign and qualify for the benefits of this policy if the disposition description above has occurred. An Officer shall be deemed to be discharged if: 1) the Officer's employment is terminated involuntarily; 2) the responsibility, status, or compensation of an Officer is reduced; 3) the Officer is transferred to a location unreasonably distant from his or her current location. Such benefits shall be payable as follows:

         Base salary: The monthly salary rate being paid to the officer at the date of disposition times the number of "months of compensation payable" in the schedule below.

         Incentive Bonus: The average monthly payment for the prior three taxable years times the number of "months of compensation payable" in the schedule.

         Insurance benefits: Continuation into the future medical, life and AD&D insurance which was in effect at the date of disposition for the number of "months of compensation payable" in the schedule.

     The amounts due the Officer(s) under the Plan for Base Salary and Incentive Bonus shall be paid in a lump sum no later than thirty (30) days after the date that such an Officer submits a notice to the Board (or its successor) that he or she is entitled to and wishes to exercise his or her right to benefits within the meaning of the Plan. The same level of insurance extant at the time of disposition, or at time of notification if greater, will be made available to the Officer over the number of months in the schedule.

                                                                 Months of
         Officer Title                                      compensation payable

         Director of the Company who is also an                  36 months
         Officer of the Company at the level of
         Executive Vice President or above

         Senior Vice President and Vice President                24 months

     Notwithstanding the above, such benefits will be available to any Director of the Company who is also an Officer of the Company at the level of Executive Vice President or above within two (2) years following the date of disposition.

This Plan will remain in effect until modified or terminated by action of the Board of Directors provided that benefits payable to any Officer shall not be reduced, nor shall any rights accruing to any Officer hereunder be diminished.

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Nothing contained in the Plan shall be deemed to provide benefits to any such
Officer in the event of resignation or discharge in the absence of a disposition of substantially all, of the Company, nor shall this Plan be deemed an employment contract.

The Company shall reimburse any Officer for reasonable legal fees incurred in enforcing the terms of this Plan provided such Officer prevails in such action.

                                       END

Revised September 28, 2004